EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT

This  Executive  Employment  Agreement  Amendment   ("Agreement")  is  made  and
effective upon the close of the acquisition of SMEI by Science Dynamics Corporation., by and between Science Dynamics Corp. ("Company") and Paul Burgess ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment.
Company hereby agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.  Duties of Executive.
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the Company, if any, or the board of directors of the Company.

3.  Compensation.
Executive will be paid compensation  during this Agreement as follows:
A. A base salary of Two hundred twenty five thousand dollars ($225,000) per year, payable in instalments according to the Company's regular payroll schedule. The initial stock grant of Two million (2,000,000) shares of restricted stock will be replaced with Two million (2,000,000) fully vested stock options with a strike price of $0.03. As part of the Executive's bonus payment for 2004 the Executive will receive an additional Two million (2,000,000) fully vested stock options with a strike price of $0.05. Upon the effective date of this agreement the Executive will be granted Six million (6,000,000) stock options with a strike price of $0.10 vesting over a three (3) year period, each third on the anniversary date of this agreement.

B. An incentive bonus will be paid to the Executive based on one percent (1%) of the revenue of the most recent twelve (12) month period of any acquisitions closed by the company during the term of this contract. The incentive salary payment shall be made within thirty (30) days of the close of any such transactions.

4.  Benefits.

As per original agreement.

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5.  Term and Termination.
A. The Initial Term of this Agreement shall commence on the close of the acquisition of SMEI by Science Dynamics and it shall continue in effect for a period of Three (3) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

C. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and the surviving company is bound by the provisions of this Agreement.

6.  Indemnity.

As per original Agreement.

7.       Notices
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

         If to Company:
         Alan Bashforth
         Science Dynamics Corporation
         Suite 500, 7150 N Park Drive
         Pennsauken, New Jersey


         If to Executive:
         Paul Burgess
         Kyle Court
         Mt. Laurel, New Jersey

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8.  Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

9.  Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment.

As per original agreement.

11. Severability.

As per original agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


 /s/ Alan Bashforth                                /s/ Paul Burgess
-------------------                                ---------------
Alan Bashforth                                     Paul Burgess
Chairman of the Board
Science Dynamics Corp.